UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 30, 2021

HCI GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	01-34126	20-5961396
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3802 Coconut Palm Drive Tampa, Florida 33619
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

(813) 405-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 30, 2021, we entered into a renewal rights agreement with United Insurance Holdings Corp. and certain of its affiliates, including United Property & Casualty Insurance Company, to transition all of United’s personal lines insurance business in the states of Georgia, North Carolina, and South Carolina to HCI. The business to be transitioned represents approximately $87 million of annual premiums.

The renewal rights agreement was contingent upon negotiation and execution of a quota share reinsurance contract, which was completed on February 23, 2022. Under the quota share, we agreed to provide 85% quota share reinsurance on all of United’s in-force, new and renewal policies in Georgia, North Carolina, and South Carolina from December 31, 2021 through May 31, 2022. In exchange, we will pay United a provisional ceding commission of 25% of premium earned and that percentage could increase up to 32% depending on the direct loss ratio results for the reinsured business. We will also pay United a catastrophe allowance equal to 9% of premium earned.

As part of the transaction, we will pay United a renewal rights ceding commission of 6%, with a portion of the ceding commission paid up-front. In connection with the transaction, United will agree not to compete with us for the issuance of personal lines for homeowners business in the three states until July 1, 2025.

Consummation of the transactions contemplated by the renewal rights agreement is subject to regulatory approvals in the three states.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 2, 2022.

HCI GROUP, INC.

BY:	/s/ Andrew L. Graham
Name: Andrew L. Graham Title: General Counsel

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.